Exhibit (d)(39)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 1 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement effective as of October 1 , 2014 (“Amendment No. 1”) between AXA Equitable Funds Management Group, LLC, a Delaware limited liability company (“FMG LLC” or “Manager”) and AXA Rosenberg Investment Management LLC., a Delaware limited liability company (“AXA Rosenberg” or “Adviser”).

WHEREAS, FMG LLC and the Adviser agree to modify the Investment Advisory Agreement dated as of October 21, 2013;

WHEREAS, FMG LLC and the Adviser desire to modify the fee payable to the Adviser for investment advisory and other services the Adviser provides to AXA SmartBeta Equity Portfolio;

NOW, THEREFORE, FMG LLC and Adviser agree to modify the Agreement as follows:

1. Appendix A. Appendix A to the Agreement setting forth the fee payable to the Adviser with respect to the Portfolio or Allocated Portion of the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

2. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		AXA ROSENBERG INVESTMENT MANAGEMENT LLC

By:	/s/ Steven M. Joenk	By:	/s/ Xavier P. Thomin
	Steven M. Joenk	Name:	Xavier P. Thomin
	Chairman, Chief Executive Officer and President	Title:	Head of AXA IM USA

APPENDIX A

AMENDMENT NO. 1

TO

INVESTMENT ADVISORY AGREEMENT

WITH

AXA ROSENBERG INVESTMENT MANAGEMENT LLC

Related Funds	Annual Sub-Advisory Fee Rate **
Smart Beta Portfolios, which shall consist of the following Portfolio and Other Portfolio(s) or Allocated Portion(s)*:	0.250% of the Smart Beta Portfolios’ average daily net assets up to and including $100 million; 0.225% of the Smart Beta Portfolios’ average daily net assets in excess of $100 million and up to and including $250 million; and 0.200% of the Smart Beta Portfolios’ average daily net assets in excess of $250 million
AXA SmartBeta Equity Portfolio
1290 SmartBeta Equity Fund, a series of 1290 Funds

*	Other Portfolio or Allocated Portions are other registered investment companies (or series or portions thereof) that are Advised by the Advisor and sub-advised by the Sub-Adviser, which are classified as “Smart Beta Portfolios”
**	The daily advisory fee for the Smart Beta Portfolios is calculated by multiplying the aggregate net assets of the Smart Beta Portfolios at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.